Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, except for Note 16, as to which the date is July 19, 2025, with respect to the consolidated financial statements of Ambiq Micro, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

July 19, 2025